UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2020

Trecora Resources
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-33926 (Commission File Number)	75-1256622 (IRS Employer Identification No.)

1650 Hwy 6 South, Suite 190
Sugar Land, Texas 77478
(Address of principal executive offices, including Zip Code)

(281) 980-5522
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	TREC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement.
As previously disclosed, Trecora Resources (the “Company”) has entered into a Share Sale and Purchase Agreement, dated September 22, 2019 (as amended, the “Purchase Agreement”), among the Company, Al Masane Al Kobra Mining Company, a Saudi Arabian closed joint stock company (“AMAK”), and certain other existing shareholders of AMAK (collectively, the “Purchasers”) pursuant to which the Company has agreed to sells its 33.3% equity interest in AMAK to the Purchasers (the “Share Sale”). Effective as of March 26, 2020, the Company and the Purchasers entered into a letter agreement, dated March 23, 2020 (the “Amendment”), providing for certain amendments to the Purchase Agreement.
Pursuant to the Amendment, the Company may complete the Share Sale with the respective Purchasers in multiple closings, in each case, subject to the completion of any remaining conditions precedent. To the extent that a Purchaser completes the purchase of all or a portion of the ordinary shares allotted to it under the Purchase Agreement on or before March 31, 2020, the non-refundable deposit paid by such Purchaser (or a portion of such deposit for a partial closing) will be credited toward the purchase price of the ordinary shares being purchased. Purchasers that complete the purchase of all or a portion of their allotted ordinary shares after March 31, 2020 but on or before September 28, 2020 (the “New Long Stop Date”), will forfeit an amount equal to 50% of the non-refundable deposit paid by such Purchasers to the Company as liquidated damages and such amount shall not be applied to the purchase price paid by the applicable Purchaser. With respect to any Purchaser that has not completed the purchase of 100% of its allocated ordinary shares on or prior to the New Long Stop Date, (i) any remaining amount of non-refundable deposit paid by such Purchaser will be forfeited to the Company as liquidated damages as of September 29, 2020 and (ii) the Company may terminate the Purchase Agreement in accordance with its terms unless the Company elects, in its sole discretion, to further extend the New Long Stop Date.
On March 26, 2020, the Company and one Purchaser, Arab Mining Company, completed the first closing of the Share Sale (the “First Closing”). In connection with the First Closing, the Company sold 4,000,000 ordinary shares for an aggregate gross purchase price (before taxes and transaction expenses) of SAR 40 million (or approximately US$10.7 million) (inclusive of the credited amount of the Purchaser’s non-refundable deposit previously paid).
Pursuant to the Amendment, the remaining Purchasers have agreed to use their best efforts to close the purchase of 100% of their respective allotments of ordinary shares as soon as possible. The Amendment also provides that the Company will continue to have the right to appoint three directors of the board of directors of AMAK, and will enjoy all other governance rights it currently has, until the Share Sale has been completed in full.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020.
Item 7.01 Regulation FD Disclosure.
On March 27, 2020, the Company issued a press release announcing the Amendment, the completion of the First Closing and providing an update on the Company’s balance sheet and liquidity position, business and market outlook and the operational impact of, and the protective actions taken in response to, the coronavirus (or COVID-19) pandemic. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
99.1	Press Release of the Company, dated March 27, 2020

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TRECORA RESOURCES

Date: March 27, 2020        By: /s/ Christopher A. Groves
Christopher A. Groves
Corporate Controller